Exhibit 99.1
General Motors Corporation
Restructuring Plan for Long-Term Viability
Submitted to Senate Banking Committee &
House of Representatives Financial Services Committee
December 2, 2008

In this filing and in related comments by our management, our use of the words “expect,” “anticipate,” “estimate,” “goal,” “target,” “believe,” “improve,” “intend,” “potential,” “continue,” “designed,” “opportunity,” “risk,” “may,” “will,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: market acceptance of our products; shortages of and price volatility for fuel; significant changes in the competitive environment and the effect of competition on our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; and changes in general economic conditions. The most recent reports on SEC Forms 10-K, 10-Q and 8-K filed by us or GMAC provide information about these and other factors, which may be revised or supplemented in future reports to the SEC on those forms. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

LIST OF TABLES
LIST OF FIGURES

General Motors Corporation
Restructuring Plan for Long-Term Viability
     1. Introduction
In response to the urgent request of General Motors Corporation for U.S. Government assistance to sustain operations, Speaker of the House of Representatives Nancy Pelosi and Senate Majority Leader Harry Reid in a letter dated November 21, 2008, have asked that General Motors (GM) submit to the U.S. Congress a “credible restructuring plan that results in a viable industry, with quality jobs, and economic opportunity for the 21st century”. The requested restructuring plan (hereafter the “Plan”) is respectfully set out below.
The Plan details why GM needs temporary Government funding, how that funding will be used, how we intend to repay the taxpayers, and why such funding is beneficial to the U.S. economy. While we have attempted to be fully responsive to the issues raised in the November 21 letter, we are prepared to elaborate on any item, where such elaboration would assist the Congress in its consideration of this urgent matter.
At its core, this Plan is a blueprint for creating a new General Motors, one that is lean, profitable, self-sustaining and fully competitive. General Motors well understands the challenges to energy security and the climate from worldwide long-term growth in petroleum consumption. GM believes that as a business necessity we must look to advanced vehicle technologies to reduce petroleum dependency and greenhouse gas emissions, and has structured this Plan accordingly.
The company commits to use the proposed Government funding to exclusively sustain and restructure its operations in the United States and aggressively retool its product mix. Key elements of this Plan include:
•	a dramatic shift in the company’s U.S. portfolio, with 22 of 24 new vehicle launches in 2009-2012 being more fuel-efficient cars and crossovers;

•	full compliance with the 2007 Energy Independence and Security Act, and extensive investment in a wide array of advanced propulsion technologies;

•	reduction in brands, nameplates and retail outlets, to focus available resources and growth strategies on the company’s profitable operations;

•	full labor cost competitiveness with foreign manufacturers in the U.S. by no later than 2012;

•	further manufacturing and structural cost reductions through increased productivity and employment reductions; and

•	balance sheet restructuring and supplementing liquidity via temporary Federal assistance.
The net effect of the operational and financial restructuring elements contained in the Plan will be a company that is profitable (at an EBIT basis) in a U.S. industry with annual sales between 12.5-13 million units. Given the very significant operating leverage in the automobile business, this means a restructured GM would realize healthy profits in a more typical 16 million unit year and be able to self-fund its operations long-term.

While GM acknowledges that it has made mistakes in the past, the company has been pursuing a major transformation of its business model for the past several years, and accelerating its plans to produce more fuel-efficient vehicles. This transformation has consumed a substantial amount of resources and accounts for a major portion of GM’s current financial leverage. At this juncture, the company would not require Government assistance were it not for the dramatic collapse of the U.S. economy, which has devastated the company’s current revenues and liquidity.
With the assistance requested to pursue the Plan outlined herein, and with the significant sacrifices from GM stakeholders that are proposed, the company can succeed, and will repay the American taxpayers in full. Specifically, we propose:
•	up to a $4 billion immediate loan from the Federal Government, to ensure minimum liquidity levels through December 31, 2008;

•	a second draw in January, 2009, of up to $4 billion to ensure adequate liquidity balances through January 31, 2009; and a third draw of up to $2 billion in the February-March time frame based on recent market developments, for a total draw of $10 billion by the end of the first quarter;

•	a total term loan facility of up to $12 billion, including the three draws, to ensure minimum liquidity levels through December 31, 2009, under a Baseline U.S. industry annual sales volume of 12 million units;

•	a $6 billion committed line of credit from the Federal Government to ensure adequate liquidity under more severe U.S. industry conditions (a 10.5 million unit “Downside” industry sales scenario for 2009) or a more challenging near-term dealer order situation;

•	a total of $18 billion in term loan and revolving credit facilities, which is larger than the amount discussed during the Congressional hearings of November 18-19, 2008, that includes provision for the “Downside” industry sales scenario, the subject of considerable inquiry during the hearings;

•	the creation of a Federal Oversight Board to monitor and authorize draws, including timing, amounts and performance metrics consistent with the Plan outlined below. The Oversight Board will support and facilitate an expedited, Administration-led, successful restructuring, ensuring that taxpayer investments are fully protected; and

•	providing the taxpayer benefits as the company’s condition improves, and shareholder value increases through the provision of warrants.
The Oversight Board will provide Congress transparency around the temporary loan facilities, to ensure that such loans are being spent for the intended purposes as outlined in this Plan, and to confirm that the restructuring benchmarks required for draws are met. If more extensive restructuring is required, GM will work with the Oversight Board to determine the additional necessary actions.
The term “liquidity”, as used by GM, is the amount of cash readily accessible to meet the company’s immediate or very near-term obligations. This includes cash on hand,

available revolver capacity, and very short-term investments, like money market funds, certificates of deposit, and short-term highly-rated commercial paper.
General Motors is requesting the loan facilities outlined above (term loan and committed credit facility) because recent significant declines in dealer orders are now adversely affecting first-quarter production schedules and revenue forecasts. This drop in dealer orders reflects both continued, abnormally low auto industry sales, due to the general economic decline, and mounting consumer fears about a GM bankruptcy. According to very recent market research (conducted by CNW Marketing Research), more than 30% of consumers who considered a GM vehicle and purchased a competitive product instead cited the possibility of GM bankruptcy as the top reason for not buying a GM product. This is more than double the percentage of the next highest reason.
To highlight this point, both the Baseline and Downside Scenarios outlined in this submission assume that consumers will consider GM products and services on their merits, and without regard to concerns relating to the company’s viability. If this assumption is not true, and concerns regarding the company’s viability continue to weigh on purchase decisions (as they clearly did in November 2008), the company expects that first-quarter 2009 cash outflows would be materially worse than even the Downside Scenario. As such, clarity and prompt action adds real value to the company and to consumers.
The requested Federal assistance will materially help resolve this uncertainty, stabilize the company, and enable GM to execute its restructuring Plan. Such assistance also helps the company achieve a viable and sustainable capital structure by early 2009. Importantly, as part of this restructuring, GM will preserve the status of existing trade creditors, and honor terms and provisions of all outstanding warranty obligations to both consumers and dealers, in the U.S. and globally.
Some have suggested that bankruptcy is a reasonable option. The plain fact is bankruptcy of an auto company is markedly different and much riskier than that of a steel company or an airline, with the potential for: lengthy delays, given the number of stakeholders; significant administrative costs; the very real risk of the lack of funding while in bankruptcy; and the stigma attached to our products in the eyes of consumers. On this latter point, it cannot be emphasized strongly enough how much a bankruptcy will depress sales of an auto manufacturer’s products due to consumer fears of long-term warranty, resale value and service-related issues. The company, as noted above, is already experiencing the effects of such speculation today.
     2. Background
General Motors Corporation, a U.S.-based company, has been in business for 100 years, has produced nearly 450 million vehicles globally, and operates in virtually every country in the world. While GM has recently enjoyed rapidly growing sales and revenues outside the United States, the U.S. remains the company’s largest single market.

GM is woven into the very fabric of America. It has been the backbone of U.S. manufacturing, is a significant investor in research and development, and has a long history of philanthropic support of communities across the country. The auto industry today remains a driving engine of the U.S. economy, employing 1 in 10 American workers, and is one of the largest purchasers of U.S. steel, aluminum, iron, copper, plastics, rubber, and electronic and computer chips. Indeed, GM’s “Keep America Rolling” sales campaign, following the September 11 attacks, is credited by many as having prevented an extended recession in 2001.
It is no secret that GM, like all domestic automobile manufacturers, has increasingly struggled over the last several years due to increased competition from foreign manufacturers with lower wage, healthcare and benefit costs (in part, due to having far fewer retirees to support in the U.S., and national healthcare structures in their home countries). GM has spent $103 billion over the last 15 years alone on these legacy costs, constraining investment in more advanced manufacturing and product technologies and significantly weakening the company’s balance sheet.
GM has made mistakes in the past — in now-untenable provisions from prior collective bargaining agreements, and insufficient investment in smaller, more fuel-efficient vehicles for the U.S. Even so, GM still supplies one in five vehicles sold in the U.S. today. In fact, 66 million GM cars and trucks are on this country’s roads today, 44 million more than Toyota.
As described in Appendix A, GM has made substantial progress in narrowing the gap with foreign competition in quality, productivity and fuel efficiency. The Plan commits to further improvements in these and other areas critical to our long-term success. It is also noteworthy that in other markets, such as China, Latin America and Russia, and where GM does not have the burden of legacy costs, the company has recently grown rapidly and outperformed the competition.
Finally, GM has never failed to meet a Congressional mandate in the important areas of fuel efficiency and vehicle emissions, and sets the industry standard for “green” manufacturing methods. Furthermore, the company’s role in creating “green” technology and high-paying jobs of the future will increase substantially as a result of implementing the Plan.
     3. The Problem
General Motors is now coping with the worst economic downturn, and worst credit market conditions, since the Great Depression. Significant failures have occurred in America’s financial services sector — including two of America’s five largest investment banks, the nation’s largest insurance company, both Freddie Mac and Fannie Mae, and two of the ten largest banks — with financial institutions receiving total Government bailouts valued today at well over $2 trillion. Consumers have had to contend with illiquid credit markets, rising unemployment, declining incomes and home values, and volatile fuel prices.

As a direct result, over the past few months, U.S. auto sales — across all manufacturers, foreign and domestic — have declined by more than 30% and are at their lowest per capita levels in half a century. This rapid decline is without parallel.
GM’s financing arm, GMAC, cannot effectively access the secondary markets today. With each passing day, it is less able to finance the sale of GM vehicles, either for dealers or for the public. One year ago, GMAC was able to provide either installment or lease financing for nearly half of GM retail sales. That number has fallen to 6% today. In addition, GMAC is no longer able to buy contracts for customers with a credit score under 700, which excludes roughly half the buying population. All of this has been especially toxic to GM sales in the past two months, with sales running about 40% behind year-ago levels.
Last year, the company’s restructuring plan, including a new collective bargaining agreement, coupled with the then-current economic and market outlook, indicated adequate liquidity to sustain operations (please refer to Appendix B). However, the collapse of the industry and GM sales, caused by the current economic crisis, now makes it increasingly unlikely GM will be able to service its debt in a timely fashion, requiring development of the new Plan presented herein.
The company’s balance sheet, reflecting in substantial part the $103 billion in cash/assets used to fund U.S. post-retirement healthcare and pension funds in the last 15 years, includes a ($60) billion negative net worth position at September 30, 2008. Liquidity, at $16 billion, was above the $11-$14 billion minimum range required for GM’s global operations, but continued cash burn and closed capital/credit markets threaten the company’s ability to fund the Plan.
Therefore, GM must reluctantly, but necessarily, turn to the U.S. Government for assistance. Absent such assistance, the company will default in the near term, very likely precipitating a total collapse of the domestic industry and its extensive supply chain, with a ripple effect that will have severe, long-term consequences to the U.S. economy. To avoid such a disastrous outcome, we propose both loans from the Federal Government and the empowerment of a new Federally-created Oversight Board to help facilitate all the necessary changes for a successful restructuring of the company.
     4. Consequences of Failure
Everyone at General Motors, including its Management and Board of Directors, is well aware of the consequences of failure to implement the Plan. These consequences go beyond those of the failures of smaller corporations. The cost of failure in this instance would be enormous for everyone, given the broad impact of GM and the domestic auto industry on the present and future U.S. economy. Regionally, a failure at GM would devastate Michigan and other Midwest states that are already reeling with high unemployment and low economic activity.
A failure by GM will likely trigger catastrophic damage to the U.S. economy, precipitating failures among component and logistic suppliers, other domestic car manufacturers, raw material suppliers, technology and service providers, retailers and their suppliers, and GM creditors and financial institutions. According to a study by the Center for Automotive Research, an estimated 3 million Americans could find themselves jobless within a year of GM’s collapse, and the longer-term consequences of losing such a leading manufacturer and investor in research and development would have long-lasting adverse effects on America’s global competitiveness.
Finally, the importance of a U.S.-owned and -operated auto industry must not be underestimated, nor should its role in maintaining a fully competitive U.S. industrial base, free of domination by foreign manufacturers. The advanced propulsion investments GM is making in support of greatly improved fuel efficiency, emissions reductions, and energy independence will create whole new “green” industries that will drive the U.S. economy in the 21st century.
     5. Temporary Federal Loan
General Motors seeks an immediate temporary Federal loan in the amount of up to $4 billion in the month of December 2008. Based on a forecast of continued low industry unit sales for the next several months, as indicated in Table 1 below, the company’s liquidity position is expected to fall below minimum levels needed to sustain operations (these projections, and more detailed supporting schedules, are contained in Appendix C).
Table 1 — Temporary Federal Loan — Baseline Scenario

BASELINE SCENARIO
	Dec '08	Jan '09	Feb '09	Mar '09

U.S. Industry (Annual Sales Rate)	12.5 M	11.2 M	11.3 M	11.5 M

GM Operating Cash Flow*	$1.1 B	($4.2 B)	($2.0 B)	$1.2 B

GM Liquidity Level	$10.1 B	$5.8 B	$3.6 B	$4.1 B
Federal Loan (Total Draw)	$4.0 B	$8.0 B	$10.0 B	$10.0 B
GM Liquidity with Federal Loan	$14.1 B	$13.8 B	$13.6 B	$14.1 B

*	After Restructuring Actions
GM would look to draw up to an additional $4 billion in January to fund operating losses caused by very low levels of North American production, bringing the total draw to $8 billion. If industry conditions do not improve materially, GM would access another $2 billion of the term loan to fund operating requirements for the balance of the first quarter, bringing the total draw to as much as $10 billion by the end of the first quarter 2009.
As noted above, GM is requesting total temporary Federal loan facilities in the amount of up to $18 billion, $12 billion to be made available in the form of a term loan and an additional $6 billion by way of a revolving line of credit. This amount protects against liquidity needs should the Downside industry volume scenario materialize. As indicated in Table 2, assuming the further deterioration in sales rates as described by the Downside Scenario, GM would need an additional $5 billion in the first quarter (over the Baseline

Scenario), bringing the total potential draw to $15 billion. This would include use of $3 billion from the revolving line of credit. At this moment, based upon near-term industry and sales order conditions, it is probable that this Downside Scenario would unfold for the first quarter of 2009.
Table 2 — Temporary Federal Loan — Downside Scenario

DOWNSIDE SCENARIO
	Dec '08	Jan '09	Feb '09	Mar '09

U.S. Industry (Annual Sales Rate)	10.5 M	9.9 M	9.9 M	10.0 M

GM Operating Cash Flow*	$0.0 B	($6.1 B)	($2.6 B)	$0.7 B

GM Liquidity Level	$9.0 B	$1.0 B	($1.9 B)	($2.0 B)
Federal Loan (Total Draw)	$4.0 B	$11.0 B	$15.0 B	$15.0 B
GM Liquidity with Federal Loan	$13.0 B	$12.0 B	$13.1 B	$13.0 B

*	After Restructuring Actions
Under either scenario, any draw from the temporary loan facilities will be conditioned on attainment of specific actions, and subject to agreement with and review by the Oversight Board.
Table 3 summarizes General Motors’ 2009-2012 liquidity outlook — and Government support — under Baseline, Downside and Upside industry volume scenarios.
Table 3 — U.S. Industry and GM Liquidity Outlook

	2009	2010	2011	2012

U.S. Industry Outlook:
- Downside	10.5 M	11.5 M	12.0 M	12.8 M
- Baseline	12.0 M	13.5 M	14.5 M	15.0 M
- Upside	12.0 M	14.0 M	15.5 M	16.2 M
GM Liquidity with Federal Loan
- Downside	$15.2 B	$14.1 B	$12.9 B	$14.3 B
- Baseline	$16.2 B	$16.9 B	$16.0 B	$14.7 B
- Upside	$16.2 B	$16.1 B	$16.7 B	$19.0 B
Memo: Total Federal Loan
- Downside	$16.0 B	$18.0 B	$18.0 B	$16.5 B
- Baseline	$12.0 B	$12.0 B	$8.0 B	$0.0 B
- Upside	$12.0 B	$10.0 B	$6.0 B	$0.0 B
GM’s Baseline industry sales projection is 12 million units in 2009 — a dramatic decline from 16.5 million units in 2007, and even from the 13.7 million units expected in 2008. GM projects the industry will recover moderately to 14.5 million units by 2011 and 15 million units by 2012. This is significantly below the 17 million unit industry levels averaged over the last nine years and considered to be a reasonably conservative approach to gauging liquidity needs.
Against the Baseline Scenario, GM would make partial use of the temporary Federal loan facilities in 2009 and 2010, with repayments beginning in 2011 and with a full pay down by the end of 2012. As various restructuring, legacy-related and other cost reduction actions take hold, General Motors will be able to operate profitably (at the EBIT level) at industry volume levels between 12.5-13 million units. The company’s current Baseline projections show that GM will be profitable on an automotive Adjusted Earnings Before Taxes basis in 2011, after the restructuring actions.
Assuming the lower, depressed industry volumes under the Downside scenario, GM would make full use of the $18 billion temporary Federal loan facilities through most of 2012. While not shown, Downside industry volumes in 2013 are projected at 13.5 million units. Under this Downside Scenario, the company would expect to begin partial repayment of the temporary Federal loan facilities in 2012.
5.1 Capital Structure Considerations—In addition to liquidity measures, GM’s Plan includes, and is conditioned upon, significant sacrifice and deleveraging of GM’s balance sheet. Table 4 presents a snapshot of GM’s obligations and capital position pre- and post-conversion, on a pro-forma basis.
Table 4 — GM’s Capital Obligations Pre- and Post- Conversion

	12/31/08	12/31/08
	Projected	Pro-Forma
	(Bill USD)	(Bill USD)

Total Debt, Incl. VEBA-Related @ 9% Discount Rate	62.0	~30.0
Book Equity	(65.1)	~(32.0)
U.S. Government Funding (Not Included in Debt)	4.0	4.0
Trade Payables	27.8	27.8
Warranty Obligations (Global)	9.0	9.0
This pro-forma restructuring will significantly improve GM’s creditworthiness, as shown in the detailed financial projections in Appendix C. Combined with operating improvements, this restructuring will enable the company to access funding from the public capital markets or private sources and hence potentially accelerate repayment of the Federal loan. GM will immediately engage current lenders, bond holders, and its unions to satisfactorily negotiate the changes necessary to achieve this capital structure; Oversight Board involvement may be necessary to be successful. As indicated, GM’s Plan is to preserve the status of existing trade creditors to avoid collateral damage rippling through the supply chain. Similarly, GM’s plan would honor terms and provisions of all outstanding warranty obligations to both consumers and dealers, in the U.S. and globally.

Figure 1 below summarizes GM’s projected liquidity position under the Baseline scenario, including projections: 1) prior to restructuring and Government support; 2) after operations and balance sheet restructuring but before any temporary loan support; 3) after restructuring and including temporary loan support.

Figure 2 below presents comparable projections under the Downside Scenario for industry volumes.
The company will share detailed financial information supporting the liquidity projections above with the Oversight Board, or with other experts such as Congress may designate. Such information is competitively sensitive and would need to be treated on a confidential basis, and we ask for your assistance in this matter. The company’s senior leadership will also be available at any time to provide individual or team briefings related to the Plan.
5.2 Stakeholder Considerations—Operating and capital restructuring will require negotiated solutions with various stakeholders, which GM will engage immediately. These sacrifices, enumerated later in this submission, start with management. The Plan calls for further reducing executive ranks and total compensation paid to senior leadership. In addition, the Plan calls for achieving full competitiveness with low-cost competitors in the United States, requiring negotiations with the company’s unions around job security provisions, paid time off, and other operating measures. The Plan also targets a balance sheet restructuring related to both debt and obligations pursuant to post-retirement healthcare (i.e., the VEBA obligation).
Given the importance and urgency of this restructuring effort to the company, other domestic manufacturers and the U.S. economy, GM supports the formation of the Oversight Board to ensure that taxpayer investments are protected and, as necessary, support and facilitate an expedited, Administration-led, successful restructuring.

5.3 Loan and Funding Protocol—General Motors proposes the following protocols and timing with regard to the disbursements related to the U.S. Government’s funding:
1.	Following enactment of legislation, funds in the amount of $4 billion would be made immediately available to the company, through the term loan facility;

2.	An additional draw of up to $4 billion is anticipated in January 2009 from the term loan facility, and an additional $2 billion in February or March. This reflects recent, significant reductions to the company’s first-quarter 2009 production schedules, based on a dramatic reduction in sales and dealer orders. If U.S. industry conditions remain weak, along the lines of the Downside Scenario, GM may need to access the remaining $2 billion in the term loan facility and up to an additional $3 billion, from the Federal revolving credit facility, by the end of the first quarter 2009;

3.	GM has already engaged with its labor partners to negotiate changes to be fully competitive with foreign manufacturers operating in the U.S. no later than 2012. In addition, GM will engage relevant stakeholders in the capital structure to complete a conversion and rescheduling of its indebtedness as contemplated in the Plan, including the VEBA obligations. These negotiations will be completed no later than March 31, 2009, and may require Oversight Board support to be successful.

4.	In light of the risks in the current environment, GM requests that total temporary Federal loan facilities (term loan and revolving credit combined) be established in the amount of $18 billion, which would provide adequate liquidity should the Downside industry volume scenario materialize.
The protocols noted above include Government financing in the form of loans. As structured, it is GM’s intention to repay or otherwise refinance these obligations at the earliest feasible and prudent date.
The company also respectfully requests that the Government consider structuring a portion of the total $12 billion of the senior term loan facility noted in #1-2 above instead as preferred stock, a more permanent source of capital (analogous to the TARP). Structured in this way, the Government earns returns (while maintaining TARP — like taxpayer protections), creates a more effective platform for GM’s future capital raising activities, and allows the company to devote resources to future product and technology investments.
5.4 Taxpayer Protections—GM agrees that any Government-sponsored funding must protect the taxpayer and provide for strong assurances regarding returns. The Oversight Board should be empowered to oversee any draws from the temporary Federal loan facility and, as noted above, assist with reviewing, approving and facilitating the specifics of the company’s restructuring plan. Mechanisms should be put in place to protect taxpayers’ investment, including senior status and any temporary loans being immediately callable if Plan benchmarks are not met. Additionally, through warrants provided in consideration of the temporary loan facility, taxpayers will be provided with a means to participate in growth in the company’s share price based on successful execution of the Plan. The issuance of these warrants will be limited to avoid triggering a change of control, which would result in a loss in the company’s net carry-forward tax loss credits.
5.5 Shareholder and Management Sacrifices—GM accepts that all stakeholders need to share in the sacrifices required for a successful restructuring. Dividends on GM Common stock, which were suspended in August 2008 as part of ongoing restructuring-related initiatives, will remain suspended during the period that the company makes use of the temporary Federal facility. Shareholders will also sacrifice by way of the diluted effects of both capital restructuring and the issuance of warrants to taxpayers.
It is longstanding GM policy for senior executives to have most (80% or more) of their compensation at risk based on the company’s performance to align with shareholder interests. For the past five years, executives have not received the majority of the value from this at-risk compensation as: all stock options are underwater; long-term plans based on relative total shareholder return have not paid out; and other equity-based compensation has significantly declined in value. GM’s Chairman and CEO and Vice Chairmen made voluntary reductions in their salaries by as much as 50% in 2006 and 2007, and are willing to make further sacrifices for 2009. Such sacrifices are as follows:
•	The Chairman and CEO will reduce his salary to $1 for 2009. He will not receive an annual bonus for 2008 and 2009.

•	Consistent with this action, members of the GM Board of Directors will reduce their annual retainer to $1 for 2009.

•	The next four most senior officers (Executive Vice Presidents and above) will reduce their total cash compensation by approximately 50% in 2009, which includes no bonus paid for 2008 and 2009 and a 30% salary reduction for the President and COO, and 20% salary reductions for the remaining three.
The company believes the above actions on senior officer and performance-linked compensation recognize its obligations to both protect taxpayer interests and retain employees vital to a successful restructuring, and deliver maximum value to our shareholders.
GM agrees to maintain the strictest oversight on Executive compensation including annual bonuses and golden parachutes. The top 5 most senior officers do not have any employment or severance agreements. Post-2009 compensation will be determined in conjunction with the Oversight Board, and would be dependent upon the achievement of the benchmarks in the Plan.
5.6 Corporate Aircraft—GM is immediately ceasing all corporate aircraft operations, unfortunately impacting approximately 50 hourly and salaried employees. GM is currently exploring options for transferring the aircraft to another charter service operator and/or pursuing disposal of the aircraft. These actions are in addition to recently announced decisions to reduce the total number of corporate aircraft.
5.7 GMAC Considerations—General Motors currently has two primary relationships with GMAC. As shareholder, GM indirectly owns 49% of GMAC’s common stock equity and over $1 billion in face value of preferred equity of GMAC (the remaining 51% of GMAC common being owned by an investment consortium led by Cerberus Capital Management). GM and GMAC also have extensive commercial agreements relating primarily to vehicle and dealer financing.
Given the current financial market turmoil and depressed economy, GMAC has been facing significant income and liquidity challenges that adversely affect both the value of GM’s investments in GMAC and the extent to which GMAC is able to provide financing for GM vehicles and GM dealers. As a result of these pressures, GMAC has reduced its financing of vehicle sales and leases, including completely exiting the retail vehicle financing business in certain international markets. These developments in turn have made it harder for consumers to find financing and have resulted in increased costs to GM and lost sales.
GMAC is currently pursuing approval to become a bank holding company (BHC) by converting its industrial loan company subsidiary into a full service, FDIC-insured bank. If GMAC is approved as a BHC, GMAC Bank would have an increased retail deposit focus, which is expected to provide a more stable and lower cost funding source to GMAC. As a BHC, GMAC would also have the ability, at the discretion of the Treasury, to participate in recent Government-sponsored liquidity and capital programs. GM expects that a lower cost of funding at GMAC would enable it to support an expanded retail and lease business at lower cost to consumers and would positively impact pricing to GM for GM-sponsored marketing incentives (e.g., 0% financing offers). GM also believes that GMAC, as a BHC, would be in a far stronger position to provide financing for GM dealers. All these improvements could be expected to result in increases in GM vehicle sales.
In order to become a BHC, GMAC would have to satisfy certain key regulatory requirements. First, GMAC would have to obtain additional capital in order to meet regulatory capital requirements. Second, GM and the Cerberus investment consortium would be required to restructure their ownership interests in GMAC. Finally, GM and GMAC would have to revise various aspects of their commercial agreements.
GM believes that a healthy GMAC is vital to GM’s success and is committed to supporting GMAC’s BHC application. GM’s Plan requires a healthy, stable and lower cost source of credit to support vehicle sales and GM will take all reasonable and necessary actions to effect GMAC’s conversion to a BHC and to ensure that GMAC earns an adequate risk-adjusted return while running the bank in a safe and sound manner. GMAC is working with the Federal Reserve to gain final approval for GMAC to become a BHC by the end of the year.
5.8 Pension and Healthcare Considerations—GM remains committed to fulfilling its obligations to its employees and retirees related to pension and healthcare, although the specifics of these obligations change over time due to competitive realities. In this regard, since 2001, GM has taken numerous actions to address the cash flow and balance sheet impacts of rapidly escalating healthcare and pension costs and liabilities. Most notably, GM agreed with the UAW to shift the liability of paying for health care for hourly retirees from GM to an independent trust (VEBA), scheduled to occur on January 1, 2010. Additionally, GM and the IUE-CWA have recently agreed to a similar arrangement to become effective January 1, 2012, for their retirees. For the salaried population, those hired on or after January 1, 1993, receive no healthcare benefit in retirement, and for those who retain coverage GM has capped retiree health care spending at 2006 levels. In addition, effective January 1, 2009, GM will no longer provide supplemental healthcare coverage to salaried retirees at age 65.
As for pension costs, GM no longer provides a defined benefit pension plan for salaried employees hired on or after January 1, 2001, and no longer provides a traditional pension plan for new UAW hourly employees. In addition, GM suspended matching contributions for salaried active defined contribution participants effective November 1, 2008. GM’s financial health, of course, is vital to the income security of GM plan beneficiaries, as their current and future pension benefits are at risk if the plan is terminated and/or taken over by the Pension Benefit Guaranty Corporation. At September 30, 2008, the company’s pension plans were slightly overfunded. As GM previously shifted Plan assets away from equities in the past two years, the recent downturn in the stock markets has not impacted GM’s pension assets to the same degree as has been generally true for other plans. GM expects to meet or exceed pension funding targets as established by the Pension Protection Act. Appendix C provides more detail on the historical funded status of the U.S. pension plans as well as an estimate of funded status as of October 31, 2008.
Federal loan assistance will allow GM to fulfill obligations to employees and retirees related to pensions and healthcare.
     6. Principal Restructuring Plan Elements
General Motors is committed to being America’s automobile manufacturer of choice, being the fuel economy leader, being cost competitive, and being profitable and self-sustaining. The company has made significant progress in the last several years across many of these important fronts, either leading—or being among the leaders—in many of these areas (as indicated in Appendix A).
Events of the past few months have had a devastating impact on GM’s capital and liquidity plans, prompting the request for temporary Federal assistance. Many elements of the Plan, previously set in motion, remain the right actions to take for long-term competitiveness and viability.
Nonetheless, the Plan now includes accelerated emphasis in four key areas:
•	reduction in brands, nameplates and retail outlets, to focus available resources and growth strategies on the company’s profitable operations;

•	changes in wages and benefits to achieve full competitiveness with foreign manufacturers in the U.S. by no later than 2012;

•	changes in the company’s VEBA-related obligations;

•	balance sheet restructuring and supplementing liquidity via temporary Federal assistance.

Other key elements of the Plan, under way for some time now, include:
•	full compliance with the 2007 Energy Independence and Security Act, and extensive investment in a wide array of advanced propulsion technologies;

•	further manufacturing and structural cost reductions through increased productivity and employment reductions;

•	continued shift of the portfolio to smaller, more fuel efficient vehicles;
Taken together, the operating and capital restructuring elements will significantly improve the company’s profitability and cash flow for the long term, and enable full repayment of any temporary Federal assistance by 2012 (based on Baseline industry volumes). Further detail on these restructuring elements is provided in the following sections.
6.1 Marketing and Retail Operations—Today, General Motors competes in the United States with 8 brands. Chevrolet, Cadillac, Buick, and GMC represent the company’s core brands, accounting for 83% of current sales. The company will focus substantially all of its product development and marketing resources in support of these brands. This will result in improvements in awareness, sales, and customer satisfaction for these 4 core brands.
Significant efforts have been expended to combine the Buick, Pontiac and GMC (BPG) brands into a single dealer distribution network, with approximately 80% of these brands’ combined sales sold through BPG-branded stores. This channel will be fully competitive in terms of total entries offered, with Pontiac serving as a specialty/niche brand with reduced product offerings solely intended to complement Buick and GMC models and reinforce the channel as a whole.
Hummer has recently been put under strategic review, which includes the possible sale of the brand. GM will also immediately undertake and expedite a strategic review of the Saab brand globally. Finally, Saturn, which has performed below expectations, has a unique franchise agreement and operating structure. As part of the Plan, the company will accelerate discussions with Saturn retailers and explore alternatives for the Saturn brand.
As indicated in Table 5, the Plan focuses the company’s resources in the U.S. around a smaller, more profitable set of nameplates (40 by 2012) with further consolidations in GM’s dealer network planned to get to a more profitable and stronger dealer network.

Table 5 — Restructuring of U.S. Marketing and Dealer Operations

	Actual			Plan
	2000	2004	2008	2012

Total Nameplates	51	63	48	40
GM Dealer Count (Locations)	8,138	7,497	6,450	4,700
J.D. Power Sales Satisfaction (% of GM Brands Above Industry Avg.)	100%	100%	100%	100%
As indicated, the number of GM retailers is expected to decline to 4,700 by 2012. This will occur primarily in metropolitan and suburban areas where GM has too many dealers to serve the market. In the Plan, it is projected these dealers will be reduced by 35%, increasing annual throughput for the remaining outlets to a more competitive level with other high-volume manufacturers. GM’s distribution strength in rural areas, which is a significant competitive advantage, will be largely preserved. GM intends to have the right number of brands, sold by the right number of dealers, in the right locations to obtain maximum profitability for GM and the retailer network.
6.2 Manufacturing Cost Reduction—General Motors, together with our union partners, has achieved significant productivity improvements, today having the most productive assembly plants in 11 of 20 product segments as measured by the Harbour Report. As shown in Table 6 below, the company now has a manufacturing system capable of industry-leading workplace safety, segment-leading quality, and a cost position moving to parity with non-unionized foreign competition operating in the U.S.
Table 6 — Manufacturing Improvements

	Actual			Plan
	2000	2004	2008	2012

U.S. Assembly Productivity (Harbour Report — Hours per Vehicle)	27.66	23.76	22.83	Improved
Workplace Safety — OSHA Lost Work Day Rate (Cases per 200,000 hrs)	0.54	0.27	0.12	Improved
U.S. Landfill-Free Manufacturing Sites	0	0	13	30
U.S. Employment (Hourly and Salaried)	191,465	167,465	96,537	65,000-75,000
U.S. Powertrain, Stamping and Assembly Plants	59	64	47	38
U.S. Flexible Plants (Assembly Only)	22%	26%	60%	77%
General Motors has become the global automotive benchmark for workplace safety, sustaining lost workdays at a level one-third that of Japanese, Korean or German manufacturing operations located in the United States. These results have been achieved while also becoming the industry benchmark for sustainable, environmentally-friendly manufacturing methods, with 13 General Motors U.S. sites being 100% ‘landfill-free’ by year-end 2008, and plans to achieve this status at 50% of our manufacturing operations by year-end 2010. General Motors is also focused on using renewable energy in its manufacturing operations, with five sites today using landfill gas, compared to Toyota which has none.
Since 2005, GM has been implementing a manufacturing and product strategy that allows GM to be more nimble and responsive to changes in consumer preferences and in the marketplace. In 2008, 60% of U.S. assembly plants are able to build multiple types of vehicles on common, flexible systems.
General Motors’ U.S. hourly manufacturing costs have declined markedly from $18.4 billion in 2003 to an estimated $8.1 billion in 2008, as indicated in Figure 3. This reduction reflects productivity improvements, significant reductions in post-employment healthcare expense due to benefit plan changes, and volume declines.
Reflecting labor negotiations completed over a year ago, General Motors’ total cost per hour for new hires can now be as low as $25, growing to $35 over time, significantly below the average fully-loaded labor cost for Toyota, which public sources indicate is between $45 and $50 per hour. With the recently negotiated wage rates, turnover expected in our workforce, planned assembly plant consolidations, further productivity improvements in the Plan, and additional changes to be negotiated, GM’s wages and benefits for both current workers and new hires will be fully competitive with Toyota by 2012.

6.3 Structural Cost Reduction—Significant structural cost reductions have been achieved in GM’s North America operations, of which the U.S. is approximately 80%, as indicated in Figure 4.
Reductions in legacy costs, especially relating to retiree healthcare and pension expense for both hourly and salaried employees, and the manufacturing rationalizations previously discussed, account for the bulk of the cost reductions achieved through 2008.
The Plan will further reduce the company’s structural costs by approximately $5 billion annually, or 16%, in the 2009/2010 timeframe. This reflects the full benefit of negotiated ‘legacy cost’-related changes being realized in 2010, when exposure to all hourly healthcare retiree-related expense is largely removed from General Motors’ balance sheet. This is a significant and important change to the company’s long-term viability. In the past 15 years alone, General Motors spent over $103 billion on retiree healthcare and pension expense, crowding out investment otherwise made in quality, safety, fuel efficiency and innovation. Further, such funding has decimated GM’s balance sheet, resulting in negative stockholder equity of about ($60) billion as of September 30, 2008.
6.4 Fuel Efficiency Improvements—General Motors today offers 20 models with 30 miles per gallon or more on the highway—more than any other manufacturer. General Motors is also the world leader in flex fuel technologies, with over 3 million flex fuel-equipped vehicles on U.S. roads today. Flex fuels represent the fastest way for the United States to reduce its dependence on imported oil.
While remaining a full-line manufacturer, GM will substantially change its product mix over the next four years, and launch predominately high-mileage, energy-efficient cars and crossovers. The Plan includes introducing this market’s smallest 4-passenger vehicle, achieving higher fuel economy than the 2-passenger Smart Fortwo, the most fuel- efficient non-hybrid vehicle in the U.S. market today. In 2009, the Plan includes seven new vehicle launches in the United States, all of which will be either car or crossover models.
The Plan includes further increases in flex-fuel and hybrid-equipped vehicles. In 2012, over 50% of GM’s new vehicle sales will be flex-fuel capable. Regarding hybrids, GM offers six models today — more than any other manufacturer — and will introduce the VUE Two-Mode hybrid, along with the Silverado and Sierra hybrids in 2009. By 2012, GM will offer 15 hybrid models.
In the Plan, further shifts to smaller displacement gas engines will occur—8-cylinder engines are replaced by 6-cylinder engines, 6-cylinder engines are replaced by 4-cylinder engines. More extensive use of turbo-charging is enabling the shift to smaller displacement engines, providing better fuel economy with normal operations but offering power in reserve for emergency situations. 4-cylinder engine usage, for example, will increase by 42% by 2012, and fuel-saving 6-speed automatic transmission volume will increase by 400%, to over 90% of GM’s U.S. automatic transmission sales volume.
Table 7 contains Plan fleet-average fuel economy for GM cars and trucks in 2012. The indicated levels fully comply with the 2007 Energy Independence and Security Act, as is the company’s commitment in all years.
Table 7 — Fuel Efficiency Improvements

	Actual			Plan
	2000	2004	2008	2012

Car Fleet Average (MPG)	27.7	29.0	31.6	37.3
Truck Fleet Average (MPG)	21.0	21.8	24.6	27.5
Models >30 mpg (Highway)	8	8	20	24
Flex-Fuel (% of U.S. Sales)	2%	6%	17%	55%
Hybrid Models	0	2	6	15
Car/Crossover Nameplates (% of Total)	61%	52%	65%	73%
During the 2009-2012 Plan window, General Motors will invest approximately $2.9 billion in alternative fuel and advanced propulsion technologies. These technologies, some of which are featured in Table 8, offer fuel economy improvements ranging from 12% to 120%, compared to conventional gas engines. General Motors is partnering with other manufacturers on select technologies, to spread the very significant development expenses involved, and is open to other cooperative ventures. Early generations of these technologies involve significant development costs, with volumes expected to be low. Programs developed with Federal agencies to incentivize the purchase of these sophisticated, high-mileage vehicles will help build volume, grow the supplier base, and enable faster learning cycles and lower costs.

Table 8 — GM Advanced Propulsion Development

	Fuel Economy	2009-2012
Technology	Improvement Impact	Investment*

Hybrid (BAS+)	12-15%	$467 M
Strong Hybrid (Large vehicle)	30-35%	$515 M
Strong Hybrid (Small vehicle)	35-55%	$315 M
Extended-Range Electric Vehicles (e.g. Volt)	100-120%	$758 M
*Capital and engineering; additional investment in 2013 and beyond
Implementation of this Plan will strengthen General Motors’ ability to move these advanced vehicle technologies to higher volumes in the 2012-2020 timeframe. As a result, GM fully expects to meet the fuel economy standards as mandated by the Energy Independence and Security Act of 2007.
GM will launch the ground-breaking Chevrolet Volt in 2010. As indicated in Table 8, GM is investing over $750 million in the Volt and its propulsion system, prototypes of which are currently on test at GM’s Milford Proving Grounds. An extended-range electric vehicle, the Volt will deliver up to 40 miles on a single electric charge, well within the daily commute of approximately 80% of Americans. Volt represents a fundamental reinvention of the American automobile industry, creating new growth and environmentally-friendly/sustainable industries, and represents a giant step toward energy independence. No other car company has made such a commitment to the American people. It involves the development of advanced batteries, power electronics, systems integration and manufacturing methods. The company’s product plan includes additional vehicles utilizing Volt’s extended-range electric vehicle system and potentially, the assembly of battery packs in the United States.
General Motors will also continue to invest in hydrogen fuel cell technology, which —when commercially deployed — will reduce automobile emissions to non-polluting water vapor. Already, General Motors has deployed 90 Equinox compact SUVs in U.S. customer hands, in what constitutes the world’s largest demonstration fleet of hydrogen fuel cell vehicles.
On November 17, 2008, General Motors submitted to the Department of Energy its first Section 136 loan application, related to eight specific, high fuel-efficiency projects, in the total amount of $3.6 billion. Applications were made for the Chevrolet Volt, Chevrolet Cruze and Saturn Two-Mode Hybrid, which launch in the next 24 months. Applications were also made on behalf of several fuel-saving technologies, including hybrid and electric vehicle components, flex-fuel engines and automatic transmissions.
A second application, related to additional high-mileage vehicle and powertrain programs in development, is targeted for submission the week of December 1, and is estimated at $4.7 billion. In both cases, GM has made significant fuel efficiency-related investments that, as a result of having been made prior to the enactment of Section 136 funding, do not qualify for such funding.
General Motors estimates that the projects comprising the first Section 136 loan application will directly create and/or sustain in excess of 10,000 jobs within the United States, rightfully thought of as “green” jobs. Subsequent applications will involve additional “green” job creation.
By combining the jobs resulting from advanced technology research and development activities, with the “green” jobs noted above and similar jobs which GM’s activities support across its supply chain, the company believes it will be one of the significant creators of “green” jobs in the United States. GM will serve as anchor and catalyst in the automobile industry, helping suppliers, dealers and the 3 million related employees transform the U.S. economy, especially related to more fuel-efficient, lower-emitting vehicles.
General Motors will continue to support efforts to adopt consistent, long-term national policies to address energy security and climate change that help accelerate the adoption, by the consumer, of advanced vehicle technologies.
6.5 Product Portfolio Changes—Based on industry awards and sales results, many of the company’s products are resonating with both the media and consumers. Three of the last four Car/Truck of the Year awards in the United States were awarded to GM products—the Saturn Aura, Chevrolet Silverado, and Chevrolet Malibu. Very recently, GM’s Opel brand won European Car of the Year for its new Insignia sedan, derivatives of which will be manufactured in the United States in the near future.
The company’s increasing success with new model introductions is, importantly, being rewarded in very tangible ways. Specifically, contribution margins are improving significantly on our new models. As examples, the new Cadillac CTS and Chevrolet Malibu are generating contribution margin improvements of more than 30% and 50% respectively, with significant improvements in residual values as well.
Importantly, 22 of 24 new vehicle introductions in 2009-2012 will be cars and crossovers. Twenty of these models will come from GM engineering centers having a long history of designing vehicles for $6-$8 per gallon gasoline. GM’s move to global product development represents a major restructuring move, putting it on equal footing when compared to Toyota and well ahead of other global manufacturers. The company is already realizing savings in the form of lower engineering and capital expense per model. By 2012, approximately 68% of General Motors’ car sales volume in the United States will be models derived from new, global architectures.
General Motors is focused on delivering high-quality and exciting cars, crossovers and trucks to American consumers. We paid a steep price because of quality problems and relatively low customer satisfaction during the 1970s and 1980s. While J.D. Power’s Initial Quality Survey (IQS), among other third party measures, shows that we have substantially overcome the quality gap compared to many imported makes, perception continues to lag this reality. In fact, the most recent IQS results show GM and Ford tied for top quality honors with 11 segment-leading vehicles each.
Among various initiatives to address the company’s perceived quality gap, GM today offers the industry’s most comprehensive warranty and related coverage. Importantly, as part of the company’s financial restructuring efforts, terms and conditions of all outstanding warranties are unaffected.
Table 9 highlights further improvements in quality contained in the Plan:
Table 9 — Vehicle Quality Improvements

	Actual			Plan
	2000	2004	2008	2012

J.D. Power Initial Quality Survey (problems per hundred vehicles) indexed due to 2006 survey redesign: industry avg. = 100	106	101	101	84
Warranty — Problems per Vehicle	1.6	1.1	0.8	0.5
J.D. Power Service Satisfaction (% of GM Brands Above Industry Avg.)	85%	100%	100%	100%
Total Nameplates	51	63	48	40
- Car/Crossover Nameplates	31	33	31	29
- Truck Nameplates	20	30	17	11
In the Plan, further improvements in Initial Quality scores and fewer warranty problems per vehicle (relative to competition) are expected. These improvements result from a change in the company’s vehicle development process. In 2005, GM abandoned a 97-year history of each of its four regions developing vehicles for their respective markets; GM’s product development activities were globalized. This has led to significant economies of scale in the design, engineering, tooling and manufacturing of globally common vehicles. An additional benefit is organizational focus on fewer, more common vehicles, resulting in higher quality.
6.6 Significant Capital and Cost Reductions—General Motors’ various restructuring initiatives over the past few years have been designed to improve its competitive position and ultimately the company’s profitability, liquidity and capital structure.
As noted in Appendix B, the company’s accumulated restructuring actions, when viewed against the then-current economic and industry outlook for 2009-2013, indicated adequate liquidity to implement the Plan. Industry sales outlooks have plummeted, rendering the company’s liquidity and capital plans unworkable. Significant ‘self-help’ actions have been taken, including measures to further improve liquidity by approximately $20 billion, the specifics for which are summarized in Table 10:

Table 10 — 2nd Half 2008 Liquidity Actions

Additional Cash Savings
Through YE 2009
July 15th Announced Liquidity Actions
GMNA Structural Cost	~ $2.5B	On-Track
Salaried Employment Savings	~ $1.5B	Largely Complete
Capital Expenditure Reductions	~ $1.5B	On-Track
Working Capital Improvements	~ $2.0B	On-Track
UAW VEBA Deferrals	~ $1.7B	Complete
Dividend Suspension	~ $0.8B	Complete

Subtotal Operating & Other Actions	$10B

Asset Sales	~ $2-4B	In Process
Capital Market Activities	~ $2-3B	Behind Schedule

Total Announced July 15	$15B

Nov 7th Announced Liquidity Actions
Capital Expenditure Reductions	~ $2.5B	On-Track
GMNA Structural Cost Reductions	~ $1.5B	On-Track
Working Capital Improvements	~ $0.5B	On-Track
Further Salaried Actions	~ $0.5B	On-Track

Total Announced Nov 7	$5B

Total Liquidity Impact Through YE 2009	$20B

GM is taking a number of actions to restructure both its operations and its balance sheet, including the sale of various non-core assets with estimated proceeds of at least $2.0 billion. In total, these actions will lower the company’s breakeven point for long-term viability, enabling profitable operations at industry sales rates below 13 million units (at the EBIT level).
Every stakeholder in the company’s success has been engaged in all restructuring actions taken to date. However, as discussed earlier, the company’s liquidity outlook requires temporary Federal assistance, given a deep and entrenched recession not foreseen one year ago.
7. Demand Stimulation
In addition to providing support to GMAC in its ability to fund consumer and dealer lending needs, and providing support to GM with the temporary Federal loan facility, the Government can assist General Motors, and the industry generally, through actions related to boosting consumer confidence and spending, employment, and easier access to credit. In addition, policies or incentives would be particularly helpful that promote the purchase of new fuel-efficient vehicles, the purchase of new hybrids and other advanced propulsion vehicles (e.g., Volt), and tax credits for scrapping older, higher carbon-emitting vehicles.
8. Industry Collaboration
General Motors’ Plan creates a viable, successful and contributing company going forward. It is neither predicated nor based on major industry consolidation or major alliance/venture activities, although the company would be open to any Federal Government initiatives or proposals in this regard. The company also sees significant potential to engage in broader industry collaboration on a number of important fronts. For example, we see benefits accruing to the economy and the environment with U.S. automakers and suppliers teaming with the U.S. Government to create shared production joint ventures for first- and second-generation technology commercialization. The U.S. Government could also play a key role in providing the needed “venture capital” and become a major customer for these early generation vehicles, paving the way for the commercially high sales volumes necessary for new technology to deliver cost-effective, societal benefits. The U.S. taxpayers would also benefit from the “spin-off” value of the United States-based technology production ventures that would result. Strategic partnerships among Government, industry and academia to develop appropriate green mobility products in response to shifting energy resources, consumer demand for greener transportation, promising advanced technology and new community design will be key to meeting the Nation’s energy and environmental objectives.

9. Summary
General Motors is committed to the success of the Plan summarized in this Congressional submission. The company’s responsibility to its customers, shareholders, employees, retirees, dealers and suppliers is recognized, and to the Congress as well — should it decide to provide the requested temporary loan assistance.
With Federal support, GM will invest significantly in reinventing the automobile, with special emphasis on fuel efficiency, energy independence, and reductions in greenhouse gas emissions. These investments will contribute to the growth of America’s technological innovation, the development of advanced manufacturing capabilities, and the generation of high quality jobs in line with the “new ‘green’ economy”.
The company’s Plan provides for a viable, long-term enterprise, and the American taxpayer will be repaid in full and share in the profits that are enabled by the requested temporary Federal loan assistance.
GM is proud of its century of contributions to the growth of our nation. We look forward to making an equally meaningful contribution over the next century.
Respectfully submitted,
General Motors Corporation

Appendix A
Summary of GM Restructuring Actions and Results
A.1 Product Portfolio
•	Recognition of improved GM offerings
•	3 of last 4 “ North American Car/Truck of the Year” awards — Saturn Aura, Chevrolet Malibu and Chevrolet Silverado

•	Since 2005, 180 U.S. product awards
•	Industry telematics leader with over 5 million OnStar customers

•	11 of last 13 new products introduced have been cars and crossovers

•	Reduced total U.S. vehicle nameplates from 63 (2004) to 48 (2008); U.S. truck nameplates reduced from 30 (2004) to 17 (2008)

•	Focused product development, technology and marketing resources on 4 core U.S. brands
A.2 Fuel Efficiency
•	Among U.S. industry leaders in fuel economy
•	20 models with greater than 30 mpg (highway), more than other manufacturers

•	7 of 20 Ward’s Automotive segment leader positions, more than other manufacturers

•	6 Hybrid models
•	Two-Mode hybrid system improves fuel economy 50% in city driving; received 2008 Green Car of the Year award

•	GM will be the only manufacturer with a hybrid pickup truck; most affordable hybrid offerings in the market
•	Over 3 million GM Flex-Fuel Vehicles on U.S. roads

•	Largest fuel cell demonstration fleet (90 Chevrolet Equinox Fuel Cells on U.S. roads)

•	Approved the Chevrolet Volt for 2010 introduction

A.3 Marketing/Retail Operations
•	Migrating U.S. distribution network to 4 channels — reduced dealers from 7,500 (2004) to 6,500 (2008)
A.4 Manufacturing/Productivity
•	U.S. Productivity leader
•	Top assembly plant productivity in 11 of 20 product segments

•	5 of the top 10 most productive engine plants

•	#1 most productive transmission plant
•	Set the U.S. industry benchmark for workplace safety
•	One third the level of “lost workdays” as U.S.-based Japanese, German and Korean manufacturers

•	50% improvement over the past 5 years
•	Industry benchmark in environmental quality
•	13 U.S. sites that are 100% land-fill free

•	5 U.S. sites using landfill gas

•	2.6% of GM’s U.S. energy consumption from renewable resources (photovoltaics and landfill gas)
•	More J.D. Power quality segment leaders than Toyota

•	48% reduction in warranty repairs since 2006

•	Reduced U.S. Powertrain, Stamping and Assembly plants from 64 (2004) to 47 (2008)

•	Breakthrough collective bargaining agreement
•	Total U.S. hourly manufacturing costs reduced nearly 50% (from $16 billion in 2004 to $8.1 billion in 2008)

•	Hourly new-hire wages reduced from $19.35 to $14.65
A.5 Structural Costs
•	Reduced annualized North American structural cost by $10B since 2005

•	Employment reduced 42% from 167,000 (2004) to 97,000 (2008)

•	Global functional organizations streamlined
•	Lowered engineering and capital expense per vehicle through global product development

•	Increased scale economies
•	Salaried workforce expense reduced by 20% on a run-rate basis in 2008

A.6 Capital and Cost Reductions
•	Implementing “self-help” actions to improve liquidity by $20B before the end of 2009
•	Significant asset sales completed or underway
•	GMAC (51%)

•	Allison Transmission

•	Suzuki

•	Isuzu

•	Fuji Heavy Industries

•	Electromotive Division

•	AC Delco (in process)

•	HUMMER (in process)

•	Strasbourg Powertrain Facility (in process)
•	Dividends on GM stock suspended in August 2008
A.7 GM Executive Compensation
•	Total Compensation in the Bottom Quartile Compared to the Benchmark Companies
•	No bonuses 2005, 2008

•	Below target bonuses 2004, 2006, 2007

•	No long term incentive pay out 2004 through 2008

•	All stock options 1999-2008 underwater

•	Value of restricted stock units fell with GM’s stock price
•	In addition, CEO/Chairman, COO/President and Vice Chairman
•	Salaries reduced as much as 50% from 2006 to 2007

•	CEO has or will forfeit 330,000 options in 2008 and 2009
•	Other
•	Supplemental Executive Retirement Plan (SERP) frozen and adopted lower accrual rate consistent with the tax-qualified plan on December 31, 2006

•	401k matching contribution eliminated in 2008

•	Post-65 healthcare benefits eliminated for all salaried employees, including executives
As a result of these pay practices, as indicated in the table below, the actual compensation received compared to the Proxy reported compensation shows that the CEO and COO have actually earned far less than what is publicly reported.

	2007
	Actual Compensation	Proxy Total	Actual Compensation
	Received	Compensation	as a % of Proxy
G.R. Wagoner, Jr.	$1.8M	$14.4M	13%
F.A. Henderson	$1.9M	$7.6M	25%

Appendix B
Economic Collapse
One year ago, following the conclusion of negotiations with the UAW, GM projected 2008 year-end liquidity was deemed adequate, in terms of maintaining operations and fully executing the Plan.
As the following table indicates, economic and industry conditions have collapsed, greatly reducing GM’s liquidity.
Exhibit B-1: U.S. Economic Indicators

	Year Ago	Now

2009 U.S. GDP Forecast	2.5%	-1.0%
2009 U.S. Industry Volume (Total Vehicles)	16.0 M	12.0 M
2009 GM U.S. Volume	3.3 M	2.7 M
U.S. Consumer Confidence	76.1	57.9
GM Common Share Price	~$30	~$5
GM Global Cash Position (9-30)	$30.0 B	$16.2 B
The combination of the sharp run-up in oil and gas prices, rapid declines in the housing/mortgage/credit sectors, and the lowest levels of consumer confidence in nearly 30 years have conspired to dramatically reduce both the economic and automobile industry outlooks. Whereas one year ago, the consensus forecast for industry volume in 2009 was 16 million units; that number now stands at 12 million. Last month, industry sales were at their lowest per capita level in half a century.
The impact on GM’s sales, cash position and liquidity has been devastating. Given that the credit markets remain effectively ‘closed’, the company has taken additional actions to bolster liquidity, as detailed in the main body of this submission.

Appendix C
Supporting Financial Information
(additional Proprietary and Confidential information available upon request)
Exhibit C-1: GDP and Industry Sales

GDP Projections
(Baseline Scenario)	2008	2009	2010	2011	2012

U.S.	1.2%	-1.0%	1.6%	2.4%	2.4%

Western Europe	1.0%	-0.4%	0.8%	1.7%	2.1%

China	9.8%	8.0%	8.1%	8.3%	8.5%
Russia	6.8%	3.5%	4.5%	5.5%	5.5%
Brazil	4.8%	3.0%	3.7%	3.7%	3.7%
India	7.5%	6.8%	7.2%	7.5%	7.5%

Global	2.4%	1.0%	2.5%	3.1%	3.3%

Total Auto Industry Volume
Forecast
(units, millions)	2008	2009	2010	2011	2012

United States
Upside Scenario	13.7	12.0	14.0	15.5	16.2
Baseline Scenario	13.7	12.0	13.5	14.5	15.0
Downside Scenario	13.7	10.5	11.5	12.0	12.8

Europe
Baseline & Upside	22.2	20.0	20.1	21.1	22.7
Downside Scenario	22.2	18.0	18.1	19.1	20.7

Asia-Pacific	21.6	22.0	24.0	25.6	27.6

Latin America, Africa, Middle East	7.6	7.0	7.2	7.5	8.0

Global Total
Upside Scenario	68.5	63.8	67.7	72.0	77.1
Baseline Scenario	68.5	63.8	67.2	71.0	75.9
Downside Scenario	66.5	60.3	63.2	66.5	71.7

Exhibit C-4: Balance Sheet Summary
Baseline Scenario

	2008	2012
		Pro Forma

Total Debt Including VEBA Related @ 9% Discount Rate	(66.0)	(33.6)
EBITDA	(1.1)	15.3
Interest Expense	(2.3)	(2.7)
Book Equity	(65.1)	(30.6)
Net Obligations / EBITDA	Not Meaningful	1.2x
Exhibit C-5: Balance Sheet Summary
Downside Scenario

	2008	2012
		Pro Forma

Total Debt Including VEBA Related @ 9% Discount Rate	(66.0)	(50.1)
EBITDA	(1.1)	12.1
Interest Expense	(2.3)	(3.4)
Book Equity	(65.1)	(43.0)
Net Obligations / EBITDA	Not Meaningful	3.0x

Exhibit C-6: U.S. Pension Funds Status

$ Billions
	2005	2006	2007	2008*
	YE	YE	YE	Q3	10/31/08 Estimate

Hourly Plans*
Projected Benefit Obligation	57.2	56.9	58.1
Plan Assets	64.2	68.5	69.8
Surplus / (Deficit)	7.0	11.6	11.8	(0.5)	(3.0)
Funded Status (%)	112%	120%	120%
Salaried Plans*
Projected Benefit Obligation	30.2	27.4	26.0
Plan Assets	30.7	32.9	34.2
Surplus / (Deficit)	0.5	5.6	8.2	3.4	1.2
Funded Status (%)	102%	120%	132%
Total U.S. Qualified Plans
Projected Benefit Obligation	87.4	84.2	84.1
Plan Assets	95.0	101.4	104.1
Surplus / (Deficit)	7.5	17.1	20.0	2.9	(1.8)
Funded Status (%)	109%	120%	124%

*	2008 information as of Q3 is based on a September 30, 2008 actuarial valuation for the hourly plans and a July 1, 2008 actuarial valuation for the salaried plans. The Q3 valuations were utilized as a basis to estimate pension expense included in financial projections in this submission and the amounts included for pension expense have not been updated for any changes in assumptions, including asset returns and discount rates, since the Q3 valuations. In addition, pension expense in these financial projections has not been updated to include the estimated effect of any of the restructuring or other activities GM may take as part of its restructuring activities. Such changes may result in material changes to the estimates included in these financial projections. The October 31, 2008 estimate is based on internal models and calculations of the funded status of GM’s hourly and salaried pension plans as of that date and are not based on actuarial valuations which would include updated assumptions of asset returns and discount rates, among other assumptions